Exhibit 99.1

FOR RELEASE

Date: January 22, 2025

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Nick Barzee
SVP & CFO
(518) 943-2600
nickb@tbogc.com

Greene County Bancorp, Inc. Reports Net Income of $7.5 Million for the Three Months Ended
December 31, 2024, an Increase of 31% When Comparing the Same Quarter Ended December 31, 2023

Catskill, N.Y. – January 22, 2025 - Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for the Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and six months ended December 31, 2024, which is the second quarter of the Company’s fiscal year ending June 30, 2025. Net income for the three and six months ended December 31, 2024 was $7.5 million, or $0.44 per basic and diluted share, and $13.8 million, or $0.81 per basic and diluted share, respectively, as compared to $5.7 million, or $0.34 per basic and diluted share, and $12.2 million, or $0.72 per basic and diluted share, for the three and six months ended December 31, 2023, respectively. Net income increased $1.6 million, or 12.9%, when comparing the six months ended December 31, 2024 and 2023.

Highlights:
•	Net Income: $13.8 million for the six months ended December 31, 2024
•	Total Assets: $2.97 billion at December 31, 2024, a new record high
•	Net Loans: $1.53 billion at December 31, 2024, a new record high
•	Total Deposits $2.47 billion at December 31, 2024
•	Return on Average Assets: 0.99% for the six months ended December 31, 2024
•	Return on Average Equity: 12.89% for the six months ended December 31, 2024

“I am pleased to report another excellent quarter of financial performance. Net income was $7.5 million for the three months ended December 31, 2024, an increase of $1.8 million, or 31.2% as compared to net income of $5.7 million for the three months ended December 31, 2023” announced Company President & CEO Donald Gibson. “Second fiscal quarter results reflect solid performance across our key segments. The growth has been driven by our talented employees, who are our most valuable asset.”

Total consolidated assets for the Company were $2.97 billion at December 31, 2024, primarily consisting of $1.5 billion of net loans and $1.1 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.5 billion at December 31, 2024, consisting of retail, business, municipal and private banking relationships.

Pre-provision net income was $14.9 million for the six months ended December 31, 2024 as compared to pre-provision net income of $12.8 million for the six months ended December 31, 2023, an increase of $2.1 million, or 16.1%. Pre-provision net income measures the Company’s net income less the provision for credit losses. Management believes that this non-GAAP measure assists investors in comprehending the impact of the provision for credit losses on the Company’s reported results, offering an alternative view of the Company’s performance and the Company’s ability to generate income in excess of its provision for credit losses.  The Company strategically managed their balance sheet by focusing on higher-yielding loans and securities, and lowering deposit rates to align with the Federal Reserve’s recent interest rate cuts. This resulted in a higher net interest margin for the three months ended December 31, 2024 as compared to the three months ended December 31, 2023. The Company will continue to monitor the Federal Reserve and interest rates paid on deposits, while maintaining our long-term customer relationships.

Selected highlights for the three and six months ended December 31, 2024 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.7 million to $14.1 million for the three months ended December 31, 2024 from $12.4 million for the three months ended December 31, 2023. Net interest income increased $1.4 million to $27.2 million for the six months ended December 31, 2024 from $25.8 million for the six months ended December 31, 2023. The increase in net interest income was due to an increase in the average balance of interest-earning assets which increased $204.8 million and $129.8 million when comparing the three and six months ended December 31, 2024 and 2023, respectively, and increases in interest rates on interest-earning assets, which increased 26 and 33 basis points when comparing the three and six months ended December 31, 2024 and 2023, respectively. The increase in net interest income was offset by increases in the average balance of interest-bearing liabilities, which increased $202.8 million and $133.5 million when comparing the three and six months ended December 31, 2024 and 2023, respectively, and increases in rates paid on interest-bearing liabilities, which increased 16 and 34 basis points when comparing the three and six months ended December 31, 2024 and 2023, respectively.

Average loan balances increased $68.1 million and $64.3 million and the yield on loans increased 22 basis points and 29 basis points when comparing the three and six months ended December 31, 2024 and 2023, respectively. The average balance of securities increased $111.8 million and $62.7 million and the yield on such securities increased 19 basis points and 42 basis points when comparing the three and six months ended December 31, 2024 and 2023, respectively. Average interest-bearing bank balances and federal funds increased $24.9 million and $2.7 million and the yield on interest-bearing bank balances and federal funds decreased 8 basis points and 2 basis points when comparing the three and six months ended December 31, 2024 and 2023, respectively.

The cost of NOW deposits increased 5 basis points and 29 basis points, the cost of certificates of deposit increased 37 basis points and 40 basis points, and the cost of savings and money market deposits increased 11 basis points and 15 basis points when comparing the three and six months ended December 31, 2024 and 2023, respectively. The increase in the cost of interest-bearing liabilities was partially due to growth in the average balances of interest-bearing liabilities of $202.8 million and $133.5 million when comparing the three and six months ended December 31, 2024 and 2023, respectively. The growth in interest-bearing liabilities was due to an increase in average NOW deposits of $136.7 million and $92.2 million, an increase in average certificates of deposits of $86.2 million and $58.6 million, an increase in average borrowings of $1.7 million and $13.2 million, partially offset by a decrease in average savings and money market deposits of $21.8 million and $30.5 million when comparing the three and six months ended December 31, 2024 and 2023, respectively. Yields on interest-earning assets and costs of interest-bearing deposits increased when comparing the three and six months ended December 31, 2024 and 2023, as the Company continued to reprice assets and deposits into the higher interest rate environment.  During the six months ended December 31, 2024, the Company implemented a strategic reduction in deposit rates that aligns with the Federal Reserve’s rate cuts, while providing competitive financial solutions to the Company’s customers that reflect the prevailing economic conditions, while growing new relationships.

•
Net interest rate spread increased 10 basis points to 1.80% for the three months ended December 31, 2024 compared to 1.70% for the three months ended December 31, 2023. Net interest rate spread decreased one basis point to 1.78% for the six months ended December 31, 2024, compared to 1.79% for the six months ended December 31, 2023.

•
Net interest margin increased 10 basis points to 2.04% for the three months ended December 31, 2024, compared to 1.94% for the three months ended December 31, 2023. Net interest margin increased one basis point to 2.04% for the six months ended December 31, 2024, compared to 2.03% for the six months ended December 31, 2023. The increase in net interest rate spread and margin during the three months ended December 31, 2024, was due to increases in interest income on loans and securities, as they continue to reprice at higher yields and the interest rates earned on new balances were higher than the historic low levels from the prior periods. This was partially offset by the increase in rates paid on deposits as compared to the prior period.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.31% and 2.19% for the three months ended December 31, 2024 and 2023, respectively, and was 2.30% and 2.28% for the six months ended December 31, 2024 and 2023, respectively.

Credit Quality and Provision for Credit Losses on Loans
•
Provision for credit losses on loans amounted to $505,000 and $183,000 for the three months ended December 31, 2024 and 2023, respectively, and $1.2 million and $645,000 for the six months ended December 31, 2024 and 2023, respectively. The loan provision for the six months ended December 31, 2024 was primarily attributable to the increase in loan volume and updated economic forecasts used in the quantitative modeling as of December 31, 2024. The allowance for credit losses on loans to total loans receivable was 1.30% at December 31, 2024 compared to 1.28% at June 30, 2024.

•
Loans classified as substandard and special mention totaled $54.2 million at December 31, 2024 and $48.6 million at June 30, 2024, an increase of $5.6 million. The increase in loans classified during the period ended December 31, 2024 was primarily due to a downgrade of one commercial loan relationship that was considered to be performing and paying in accordance with the terms of their loan agreements. Of the loans classified as substandard or special mention, $49.8 million were performing at December 31, 2024. There were no loans classified as doubtful or loss at December 31, 2024 or June 30, 2024.

•
Net charge-offs on loans amounted to $95,000 and $123,000 for the three months ended December 31, 2024 and 2023, respectively, a decrease of $28,000. Net charge-offs totaled $209,000 and $216,000 for the six months ended December 31, 2024 and 2023, respectively. There were no material charge-offs in any loan segment during the three and six months ended December 31, 2024.

•
Nonperforming loans amounted to $4.1 million at December 31, 2024 and $3.7 million at June 30, 2024. The activity in nonperforming loans during the period included $723,000 in loan repayments, $30,000 in charge-offs or transfers to foreclosure, and $1.2 million of loans placed into nonperforming status. At December 31, 2024, nonperforming assets were 0.14% of total assets compared to 0.13% at June 30, 2024. At December 31, 2024, nonperforming loans were 0.26% of net loans compared to 0.25% at June 30, 2024.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $397,000, or 11.4%, to $3.9 million for the three months ended December 31, 2024 compared to $3.5 million for the three months ended December 31, 2023. The increase during the three months ended December 31, 2024 was primarily due to an increase in fee income earned on customer interest rate swap contracts of $153,000 and loan fees of $115,000. Noninterest income increased $835,000, or 12.3%, to $7.6 million for the six months ended December 31, 2024 compared to $6.8 million for the six months ended December 31, 2023. The increase during the six months ended December 31, 2024 was primarily due to an increase in fee income earned on customer interest rate swap contracts of $211,000, loan fees of $174,000 and income from bank owned life insurance (“BOLI”) of $349,000. During the quarter ended December 31, 2023, the Company restructured $23.0 million of BOLI contracts, by surrendering and simultaneously purchasing new higher-yielding policies.

•
Noninterest expense increased $60,000, or 0.6%, to $9.4 million for the three months ended December 31, 2024 compared to $9.3 million for the three months ended December 31, 2023. Noninterest expense increased $765,000 or 4.2%, to $18.9 million for the six months ended December 31, 2024 as compared to $18.2 million for the six months ended December 31, 2023. The increase during the six months ended December 31, 2024 was primarily due to an increase of $386,000 in salaries and employee benefit costs, as new positions were created during the period to support the Company’s continued growth, an increase of $335,000 in service and data processing fees and an increase of $392,000 in the allowance for credit losses on unfunded commitments, due to the Company’s increased contractual obligations to extend credit. This was partially offset by a decrease of $223,000 in computer software and support fees due to vendor price negotiations, and a decrease of $191,000 in legal expenses during the six months ended December 31, 2024.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements. The effective tax rate was 7.3% and 6.9% for the three and six months ended December 31, 2024, and 10.4% and 11.8% for the three and six months ended December 31, 2023, respectively. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, and income received on the bank owned life insurance, to arrive at the effective tax rate. The decrease in the effective tax rate during the three and six months ended December 31, 2024 primarily reflects a higher mix of tax-exempt income from municipal bonds, tax advantage loans, and bank owned life insurance in proportion to pre-tax income, and solar investment tax credits earned.

Balance Sheet Summary
•	Total assets of the Company were $2.97 billion at December 31, 2024 and $2.83 billion at June 30, 2024, an increase of $140.0 million, or 5.0%.

•
Total cash and cash equivalents for the Company were $166.4 million at December 31, 2024 and $190.4 million at June 30, 2024. The Company has continued to maintain strong capital and liquidity positions as of December 31, 2024.

•
Securities available-for-sale and held-to-maturity increased $105.0 million, or 10.1%, to $1.1 billion at December 31, 2024 as compared to $1.0 billion at June 30, 2024. Securities purchases totaled $274.2 million during the six months ended December 31, 2024, and consisted primarily of $167.9 million of state and political subdivision securities, $72.4 million of mortgage-backed securities, $24.7 million of U.S. Treasury securities, and $9.2 million of collateralized mortgage obligations. Principal pay-downs and maturities during the six months ended December 31, 2024 amounted to $172.0 million, primarily consisting of $107.8 million of state and political subdivision securities, $50.0 million of U.S. Treasury securities, $12.6 million of mortgage-backed securities, $1.4 million of collateralized mortgage obligations and $250,000 of corporate debt securities.

•
Net loans receivable increased $51.0 million, or 3.4% to $1.53 billion at December 31, 2024 as compared to $1.48 billion at June 30, 2024. Loan growth experienced during the six months ended December 31, 2024 consisted primarily of $46.4 million in commercial real estate loans, $2.6 million in home equity loans, $1.6 million in commercial loans, and $1.4 million in residential real estate loans.

•
Deposits totaled $2.5 billion at December 31, 2024 and $2.4 billion at June 30, 2024, an increase of $78.0 million, or 3.3%. The Company had zero brokered deposits at December 31, 2024 and June 30, 2024, respectively. NOW deposits increased $75.7 million, or 4.3%, and certificates of deposits increased $38.3 million, or 27.7%, when comparing December 31, 2024 and June 30, 2024. Money market deposits decreased $18.8 million, or 16.6%, noninterest bearing deposits decreased $13.0 million, or 10.3%, and savings deposits decreased $4.2 million, or 1.7%, when comparing December 31, 2024 and June 30, 2024.

•
Borrowings amounted to $250.9 million at December 31, 2024 compared to $199.1 million at June 30, 2024, an increase of $51.8 million. At December 31, 2024, borrowings included $194.1 million of overnight borrowings with the Federal Home Loan Bank of New York (“FHLB”), $49.8 million of Fixed-to-Floating Rate Subordinated Notes, and $7.0 million of long-term borrowings with the FHLB.

•
Shareholders’ equity increased to $218.4 million at December 31, 2024 compared to $206.0 million at June 30, 2024, resulting primarily from net income of $13.8 million and a decrease in accumulated other comprehensive loss of $1.8 million, partially offset by dividends declared and paid of $3.1 million.

Corporate Overview

Greene County Bancorp, Inc. is the holding company for the Bank of Greene County, and its subsidiary Greene County Commercial Bank. The Company is the leading provider of community-based banking services throughout the Hudson Valley and Capital Region of New York State. Its customers include individuals, businesses, municipalities and other institutions. Greene County Bancorp, Inc. (GCBC) is publicly traded on the Nasdaq Capital Market and is dedicated to promoting economic development and a high quality of life in the communities it serves. For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

Forward-Looking Statements

This earnings release contains statements about future events that constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “could,” “plan,” and other similar terms of expressions.  Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s control. These risks, uncertainties and other factors may cause the actual results, performance or achievements expressed in, or implied by, the forward-looking statements to differ materially from those contemplated by the forward-looking statements.  Factors that may cause such a difference include, but are not limited to, local, regional, national and international general economic conditions, including actual or potential stress in the banking industry, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, changes in customer deposit behavior, and market acceptance of the Company’s pricing, products and services.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the Securities and Exchange Commission, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For more information, please see our reports filed with the United States Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Measures

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules.

The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment and pre-provision net income. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. Refer to the tables on page 9 for Non-GAAP to GAAP reconciliations.

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
Dollars in thousands, except share and per share data	2024	2023	2024	2023
Interest income	$29,418	$25,593	$57,187	$50,265
Interest expense	15,350	13,205	29,983	24,438
Net interest income	14,068	12,388	27,204	25,827
Provision for credit losses	478	170	1,112	627
Noninterest income	3,875	3,478	7,612	6,777
Noninterest expense	9,386	9,326	18,936	18,171
Income before taxes	8,079	6,370	14,768	13,806
Tax provision	589	663	1,017	1,630
Net income	$7,490	$5,707	$13,751	$12,176

Basic and diluted EPS	$0.44	$0.34	$0.81	$0.72
Weighted average shares outstanding	17,026,828	17,026,828	17,026,828	17,026,828
Dividends declared per share (4)	$0.09	$0.08	$0.18	$0.16

Selected Financial Ratios
Return on average assets(1)	1.05%	0.86%	0.99%	0.92%
Return on average equity(1)	13.84%	12.12%	12.89%	13.07%
Net interest rate spread(1)	1.80%	1.70%	1.78%	1.79%
Net interest margin(1)	2.04%	1.94%	2.04%	2.03%
Fully taxable-equivalent net interest margin(2)	2.31%	2.19%	2.30%	2.28%
Efficiency ratio(3)	52.31%	58.78%	54.39%	55.73%
Non-performing assets to total assets			0.14%	0.22%
Non-performing loans to net loans			0.26%	0.39%
Allowance for credit losses on loans to non-performing loans			497.93%	359.58%
Allowance for credit losses on loans to total loans			1.30%	1.39%
Shareholders’ equity to total assets			7.37%	7.14%
Dividend payout ratio(4)			22.22%	22.22%
Actual dividends paid to net income(5)			22.33%	16.35%
Book value per share			$12.83	$11.47

(1) Ratios are annualized when necessary.
(2) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.
(3) The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4) The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
(5) Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months ended December 31, 2022, March 31, 2023, June 30, 2023, December 31, 2023, March 31, 2024 and June 30, 2024. Dividends declared during the three months ended September 30, 2023, September 30, 2024, and December 31, 2024 were paid to the MHC.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At December 31, 2024	At June 30, 2024
Dollars In thousands, except share data
Assets
Cash and due from banks	$9,218	$13,897
Interest-bearing deposits	157,225	176,498
Total cash and cash equivalents	166,443	190,395

Long term certificate of deposit	2,577	2,831
Securities available-for-sale, at fair value	374,453	350,001
Securities held-to-maturity, at amortized cost, net of allowance for credit losses of $439 and $483 at December 31, 2024 and June 30, 2024	770,905	690,354
Equity securities, at fair value	371	328
Federal Home Loan Bank stock, at cost	10,669	7,296

Loans receivable	1,551,400	1,499,473
Less: Allowance for credit losses on loans	(20,191)	(19,244)
Net loans receivable	1,531,209	1,480,229

Premises and equipment, net	15,416	15,606
Bank owned life insurance	58,535	57,249
Accrued interest receivable	16,623	14,269
Prepaid expenses and other assets	18,570	17,230
Total assets	$2,965,771	$2,825,788

Liabilities and shareholders’ equity
Noninterest bearing deposits	$112,470	$125,442
Interest bearing deposits	2,354,788	2,263,780
Total deposits	2,467,258	2,389,222

Borrowings, short-term	194,100	115,300
Borrowings, long-term	6,976	34,156
Subordinated notes payable, net	49,774	49,681
Accrued expenses and other liabilities	29,214	31,429
Total liabilities	2,747,322	2,619,788
Total shareholders’ equity	218,449	206,000
Total liabilities and shareholders’ equity	$2,965,771	$2,825,788
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

The above information is preliminary and based on the Company’s data available at the time of presentation.

Non-GAAP to GAAP Reconciliations

The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended December 31,		For the six months ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Net interest income (GAAP)	$14,068	$12,388	$27,204	$25,827
Tax-equivalent adjustment(1)	1,867	1,591	3,579	3,154
Net interest income-fully taxable-equivalent basis (non-GAAP)	$15,935	$13,979	$30,783	$28,981

Average interest-earning assets (GAAP)	$2,756,263	$2,551,427	$2,672,922	$2,543,172
Net interest margin-fully taxable-equivalent basis (non-GAAP)	2.31%	2.19%	2.30%	2.28%

 (1) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and six months ended December 31, 2024 and 2023, 4.44% for New York State income taxes for the three and six months ended December 31, 2024 and 2023.

The following table summarizes the adjustments made to arrive at pre-provision net income.

	For the three months ended December 31,
(Dollars in thousands)	2024	2023
Net income (GAAP)	$7,490	$5,707
Provision for credit losses	478	170
Pre-provision net income (non-GAAP)	$7,968	$5,877

	For the six months ended December 31,
(Dollars in thousands)	2024	2023
Net income (GAAP)	$13,751	$12,176
Provision for credit losses	1,112	627
Pre-provision net income (non-GAAP)	$14,863	$12,803

The above information is preliminary and based on the Company’s data available at the time of presentation.